Exhibit 10.55
Restricted Stock Units Award Agreement
This RESTRICTED STOCK UNITS AWARD AGREEMENT (this “Agreement”) is made as of June 6, 2023 (the “Date of Grant”), by and between comScore, Inc., a Delaware corporation (the “Company”), and ____________________ (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan, as amended (the “Plan”).
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Compensation Committee of the Company’s Board of Directors (the “Committee”), the Company has granted to the Grantee as of the Date of Grant __________ Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock, par value $0.001, of the Company (“Common Stock”) subject to and upon the terms and conditions of this Agreement.
3.Restrictions on Transfer of RSUs. Subject to the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.Vesting of RSUs. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof in substantially equal installments on each of June 6, 2024, June 6, 2025, and June 6, 2026, so long as the Grantee remains in continuous service with the Company or a Company subsidiary until each such date (the period from the Date of Grant until the last such vesting date, the “Vesting Period”). Subject to the terms of the Plan, and except as otherwise provided in any employment, severance, change in control or similar agreement between the Grantee and the Company or any Company subsidiary, RSUs that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to be in continuous service with the Company or a Company subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service as an employee, director or consultant to the Company or a Company subsidiary. Continuous service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its subsidiaries. Further, continuous service shall not be considered interrupted or terminated in the case of the Grantee’s cessation of service as an employee, director or consultant to the Company or a Company subsidiary (each, a “Participant Class”), so long as the Grantee continues serving in another Participant Class.
5.Form and Time of Payment of RSUs.
(a)Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Stock. Payment shall be made as soon as administratively practicable following the date that the RSUs become nonforfeitable pursuant to Section 4 hereof (but, unless the Grantee enters into a deferral arrangement in accordance with procedures established by the Company, in no event later than required to satisfy the short-term deferral exemption under Section 409A of the Code).
(b)The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.
6.Dividend Equivalents; Voting and Other Rights.

Exhibit 10.55
(a)The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.
(b)From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.
(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in the Plan.
8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Company. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld without creating adverse accounting treatment for the Company with respect to the award of RSUs covered by this Agreement, as determined by the Committee.
9.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.Compliance with or Exemption from Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply

Exhibit 10.55
with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its subsidiaries, nor limit or affect in any manner the right of the Company or any of its subsidiaries to terminate the employment or adjust the compensation of the Grantee.
13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its subsidiaries.
14.Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the grant of the RSUs; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or a Company subsidiary or other entity) and the Grantee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto, and the Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
15.Severability and Waiver. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such right continues.
16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan,

Exhibit 10.55
the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
18.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
20.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. Delivery of an executed counterpart of the Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of the Agreement.
22.Company Recoupment of Awards. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including any clawback policy adopted specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, AND FOR THE AWARD TO BE EFFECTIVE, GRANTEE MUST ACCEPT THE AWARD IN THE COMPANY’S ONLINE EQUITY ADMINISTRATION SYSTEM. IF GRANTEE FAILS TO SATISFY THE ACCEPTANCE REQUIREMENT WITHIN 90 DAYS AFTER THE DATE OF GRANT, THEN (1) THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE AWARD GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER GRANTEE NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.
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Exhibit 10.55

COMSCORE, INC.
By:
Name: Sara Dunn
Title: Chief People Officer
Grantee Acknowledgment and Acceptance
By:
Name:
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